Exhibit 10.1

Amendment to the
MISCOR Group, Ltd. 2005 Restricted Stock Purchase Plan

This Amendment to the MISCOR Group, Ltd., 2005 Restricted Stock Purchase Plan, as amended (the “Amendment”) is made as of February 7, 2008, by MISCOR Group, Ltd., an Indiana corporation (the “Corporation”).

RECITALS

WHEREAS, the Board of Directors of the Corporation duly approved and adopted the MISCOR Group, Ltd., 2005 Restricted Stock Purchase Plan on August 23, 2005, as amended (name change only) on May 1, 2007 (the “Plan”);

WHEREAS, pursuant to Paragraph 3 of the Plan, after giving effect to the 1-for-25 reverse stock split of the Corporation’s common stock, without par value (“Common Stock”), that occurred on January 14, 2008, there are currently reserved for issuance under the Plan 40,000 shares of Common Stock;

WHEREAS, the Corporation desires to increase the number of shares of Common Stock reserved for issuance under the Plan; and

WHEREAS, the Corporation desires to amend Paragraph 7 of the Plan to modify the effect that termination of employment by a Participant for Good Reason or as a result of Retirement would have on the forfeiture restrictions set forth in the Plan and to make certain other changes thereto.

NOW, THEREFORE, the Plan is amended as follows:

1.           Reservation of Shares.  Subject to Section 3 hereof, the first sentence of Paragraph 3 of the Plan shall be amended and restated in its entirety to read as follows:

“There is hereby established a Restricted Stock Purchase Plan reserve to which shall be allocated one hundred thousand (100,000) (post-reverse-split) shares of the common stock of the Corporation.”

2.           Forfeiture Restrictions.  Subject to Section 3 hereof:

(a)           Paragraph 7(b) of the Plan shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto; and

(b)           Paragraph 7(c) of the Plan shall be amended and restated in its entirety to read as set forth in Exhibit B attached hereto.

3.           Effective Date of Amendment.  This Amendment shall be effective as of the date on which the Board of Directors of the Corporation shall have approved this Amendment.  This Amendment, without the consent of the person affected by this Amendment, shall not amend or in any way affect any right or obligation created prior to the effective date of this Amendment.

4.           General.  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given to such terms under the Plan.  All other provisions contained in the Plan and not otherwise amended pursuant hereto shall remain unchanged and shall continue in full force and effect.  Except as expressly provided herein, the Plan and this Amendment shall be construed, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistencies, this Amendment shall control.

The Corporation has caused this Amendment to the MISCOR Group, Ltd., 2005 Restricted Stock Purchase Plan to be executed as of the date first above written.

MISCOR Group, Ltd.

By:	/s/ John A. Martell
Name: John A. Martell
Title: President and Chief Executive Officer

Adopted by the Board of Directors of
MISCOR Group, Ltd., as of February 7, 2008

EXHIBIT A

Paragraph 7(b) of the MISCOR Group, Ltd., 2005 Restricted Stock Purchase Plan shall be amended and restated in its entirety to read as follows:

(b)           Forfeiture During Restriction Period.  If, during the three (3) year period after the Acceptance Date (the “Restriction Period”), the Participant’s employment with MISCOR is terminated by MISCOR for any or no reason, or the Participant terminates his or her employment with MISCOR for any reason other than death or Disability (as defined below), then the Participant or the Participant’s successors in interest shall sell to the Corporation, and the Corporation shall purchase from Participant, all of the shares purchased by, or awarded to, the Participant under this Plan at the Purchase Price (as determined in accordance with Paragraph 6 of this Plan).  If the Purchase Price is zero, the Corporation shall not be required to make payment to the Participant for the shares.

Within thirty (30) days of the termination of Participant’s employment either by MISCOR for any or no reason or by Participant for any reason other than death or Disability, the Corporation, by notice to the Participant, shall specify a date not less than five (5) and not more than ten (10) days from the date of such notice to consummate the purchase and sale of such shares at the principal office of the Corporation (the “Forfeiture Closing”).  At the Forfeiture Closing, the Participant shall deliver to the Corporation certificates representing the shares purchased under this Plan which are to be forfeited pursuant to the terms of this Plan, duly endorsed in a form sufficient to vest title in the Corporation and free from all liens and encumbrances.  Upon receipt of the certificates, the Corporation shall pay the Purchase Price as follows:

(i)           Any portion of the Purchase Price which has not been paid by the Participant shall be forgiven and canceled; and

(ii)           Any portion of the Purchase Price for such shares which has been paid by the Participant shall be paid in cash in full at the Forfeiture Closing.

If the Participant fails to deliver the certificates to the Corporation at the Forfeiture Closing, the Corporation may deposit the Purchase Price with the Secretary or Treasurer of the Corporation.  Thereafter, the shares shall be deemed to have been transferred to the Corporation, and the Participant, despite the failure to deliver the shares, shall have no further rights as a shareholder of the Corporation with respect to such shares.  In such event, the Secretary or Treasurer of the Corporation shall continue to hold the Purchase Price and shall make payment of the Purchase Price to the Participant, without interest, upon delivery of the certificates to the Corporation.

For purposes of this Plan, the term “Disability” shall mean a mental or physical condition which, in the opinion of a licensed physician selected by the Committee, prevents the Participant from engaging in the principal duties of his or her employment with the Corporation and is either:  (a) a permanent disability that is likely to result in the death of the Participant, or (b) a disability that has continued for at least 6 months and which is likely to continue for a lengthy or indefinite period.

EXHIBIT B

Paragraph 7(c) of the MISCOR Group, Ltd., 2005 Restricted Stock Purchase Plan shall be amended and restated in its entirety to read as follows:

(c)           Transfers Not Subject to Forfeiture.  If a Participant terminates employment with MISCOR after the expiration of the Restriction Period and/or as a result of death or Disability, the Participant or the Participant’s successors shall be obligated to sell, and the Corporation shall be obligated to purchase, all of the shares purchased by, or awarded to, the Participant under this Plan, in accordance with this Paragraph 7(c).  The purchase price for the shares shall be equal to the fair market value of such shares (the “Market Price”).  For purposes of this Agreement, unless otherwise agreed by the Participant and the Committee, the Market Price as of a particular date (the “Determination Date”) shall mean:

(i)           If the common stock of the Corporation is traded on a national securities exchange or is quoted on the The NASDAQ Stock Market (“NASDAQ”), then the average of the closing or last sale price, respectively, reported for the five (5) trading days immediately preceding the Determination Date;

(ii)           If the common stock of the Corporation is not traded on a national securities exchange or on NASDAQ but is quoted on the NASD Over The Counter Bulletin Board, then the average of the closing bid and asked prices reported for the five (5) trading days immediately preceding the Determination Date; or

(iii)           If the common stock of the Corporation is not publicly traded, the price as determined by the independent public accounting firm (the “Accountants”) employed by the Corporation at such time with such discounts and adjustments as the Accountants deem appropriate; the determination of the Market Price by the Accountants shall be final and binding for all purposes.

The closing of the transaction (the “Post-Termination Closing”) shall take place at the principal office of the Corporation within thirty (30) days following the date of termination of the Participant’s employment with MISCOR.  At the Post-Termination Closing, the Participant shall deliver the shares to the Corporation, duly endorsed in a form sufficient to vest title in Corporation and free and clear of all liens and encumbrances.

The Market Price may be paid in cash in full at the Closing, or, at the option of the Corporation, in three (3) equal annual installments, with the first installment due on the first anniversary of the Participant’s termination of employment with MISCOR. The unpaid balance of the Market Price shall bear interest at the rate necessary to avoid imputation of interest under applicable provisions of the Internal Revenue Code of 1986, as amended.  In the event of default by the Corporation, the entire unpaid principal balance plus interest owed shall immediately become due and payable at the Participant’s option. The Corporation may prepay the balance of the unpaid Market Price at any time, and in any amount without penalty, although interest due to the date of payment must be paid.

If the Participant fails to deliver the certificates to the Corporation at the Post-Termination Closing, the Corporation may deposit the Market Price with the Secretary or Treasurer of the Corporation.  Thereafter, the shares shall be deemed to have been transferred to the Corporation, and the Participant, despite the failure to deliver the certificates, shall have no further rights as a shareholder of the Corporation with respect to such shares.  In such event, the Secretary or Treasurer of the Corporation shall continue to hold the Market Price and shall make payment of the Market Price to the Participant, without interest, upon delivery of the certificates to the Corporation.